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                                      Exhibit No. 99(b)(9)(ii)(k)


        ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                     AMENDMENT NUMBER ELEVEN

          THIS AGREEMENT is made as of the 8th day of February, 1996 by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), and PFPC INC., formerly "Provident Financial Processing Corporation" ("PFPC"), a Delaware corporation, which is an indirect wholly-owned subsidiary of PNC Financial Corp.

                      W I T N E S S E T H :

          WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated as of June 19, 1989 and as amended (the "Agreement") which, as of the date hereof, is in full force and effect; and

          WHEREAS, PFPC presently provides such services to the twenty-four existing Portfolios of the Fund; and


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          WHEREAS, the Fund has since organized four new
Portfolios, designated "Enhanced U.S. Large Company Portfolio," "DFA Two-Year Corporate Fixed Income Portfolio," "DFA Two-Year Global Fixed Income Portfolio" and "DFA Two-Year Government Portfolio" (the "New Portfolios"), and the parties hereto desire that PFPC shall provide the New Portfolios with the same services that PFPC provides to the other twenty-four Portfolios of the Fund pursuant to the Agreement; and

          WHEREAS, Section 1 of the Agreement provides that PFPC shall provide such services to any Portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

          1.   The Fund has delivered to PFPC copies of:

               (a) Post-Effective Amendment Number 37 to the registration statement of the Fund, as effective with the U.S.
Securities and Exchange Commission on February 8, 1996 wherein the New Portfolios are described;


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               (b)  The exhibits to such post-effective
amendment, including the forms of specimen stock certificates with respect to the New Portfolios; and

               (c)  Amendment Number Eleven dated February 8,
1996 of the Transfer Agency Agreement between the parties dated as of June 19, 1989.

          2.   The Agreement hereby is amended effective February
8, 1996 by:
               (a) adding the following sentence immediately after the twelfth sentence of Section 1 therein, "As of February 8, 1996, the Fund delivered to PFPC a Prospectus dated February 8, 1996 wherein four new classes of shares designated "Enhanced U.S. Large Company Portfolio," "DFA Two-Year Corporate Fixed Income Portfolio," "DFA Two-Year Global Fixed Income Portfolio" and "DFA Two-Year Government Portfolio" are described and the parties agree that the terms of this Agreement shall apply to the Portfolios described in such Prospectus.";

               (b) adding a new sentence immediately following the twelfth sentence of Section 15 as follows: "The foregoing provisions of this Section 15 notwithstanding, this Agreement with respect to the Enhanced U.S. Large Company Portfolio, DFA Two-Year Corporate Fixed Income Portfolio, DFA Two-Year Global Fixed Income Portfolio and DFA Two-Year Government Portfolio may be terminated by either party upon not less than 180 days prior written notice to the other party."


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          3.   The Fee Schedules of PFPC applicable to the New
Portfolios shall be as agreed in writing from time to time.

          4. In all other respects the Agreement shall remain unchanged and in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number Eleven to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

                         DFA INVESTMENT DIMENSIONS GROUP INC.

                         By:_________________________________

                         PFPC INC.

                         By:__________________________________


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